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                                                                 Exhibit 6(a)


                     RESTATED CERTIFICATE OF INCORPORATION

                        HARTFORD LIFE INSURANCE COMPANY

    This Restated Certificate of Incorporation gives effect to the amendment of the Certificate of Incorporation of the corporation and otherwise purports merely to restate all those provisions already in effect. This Restated Certificate of Incorporation has been adopted by the Board of Directors and by the sole shareholder.

    Section 1. The name of the corporation is Hartford Life Insurance Company and it shall have all the powers granted by the general statutes, as now enacted or hereinafter amended to corporations formed under the Stock Corporation Act.

    Section 2. The corporation shall have the purposes and powers to write any and all forms of insurance which any other corporation now or hereafter chartered by Connecticut and empowered to do an insurance business may now or hereafter may lawfully do; to accept and to cede reinsurance; to issue policies and contracts for any kind or combinations of kinds of insurance; to issue policies or contracts either with or without participation in profits; to acquire and hold any or all of the shares or other securities of any insurance corporation; and to engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act. The corporation is authorized to exercise the powers herein granted in any state, territory or jurisdiction of the United States or in any foreign country.

    Section 3. The capital with which the corporation shall commence business shall be an amount not less than one thousand dollars. The authorized capital shall be two million five hundred thousand dollars divided into one thousand shares of common capital stock with a par value of twenty-five hundred dollars each.

    We hereby declare, under the penalties of false statement that the statements made in the foregoing Certificate are true.


Dated: February 10, 1982                    HARTFORD LIFE INSURANCE COMPANY


                                            By:  /s/ Robert B. Goode, Jr.
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Attest:

  /s/ Wm. A. McMahon
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